Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-58298 (2000 Stock Option Plan) on Form S-8, in the Registration Statement No. 333-129152 (2004 Stock Option Plan) on Form S-8, and in the Registration Statement No. 333-147448 (2004 Stock Option Plan, as amended, and 2007 Performance Share Plan) on Form S-8, of our report relating to the financial statements and financial statement schedule of Orient-Express Hotels Ltd. and subsidiaries dated February 29, 2008, and our report relating to the effectiveness of internal control over financial reporting dated February 29, 2008, appearing in this Annual Report on Form 10-K of Orient-Express Hotels Ltd. and subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

London, England
February 29, 2008